EXHIBIT 99.3

                           AUTOMATED GRAPHIC SYSTEMS, INC.
                              4590 GRAPHICS DRIVE
                          WHITE PLAINS, MARYLAND 20695

                                                               December   , 1998

To Our ESOP Participants and Stockholders:

     AGS has called a special meeting of stockholders to be held on
                        , January   , 1999. At this meeting, stockholders will
vote on a proposed merger between AGS and a subsidiary of Consolidated Graphics, Inc. If the merger is completed, CGX will pay a total of $32 million in cash and shares of its common stock and AGS will become a wholly owned subsidiary of CGX.

     CGX will pay a total of $16 million in cash. Of this amount, it will pay approximately $1,008 for each AGS share at the closing of the merger. The actual amount may be higher or lower, depending on AGS' actual merger expenses, which also will be paid from cash merger consideration. CGX will place $3.1 million (of which $2,877,290 is attributable to shares of AGS common stock and $222,710 is attributable to outstanding stock options and stock appreciation rights) of cash merger consideration in escrow. This amount is intended to cover any claims that might arise in connection with the merger. ESOP participants and AGS stockholders will receive their share of any money remaining in escrow and not subject to pending claims after 36 months. A portion of the cash to be paid by CGX also will be used to settle outstanding AGS stock options and stock appreciation rights.

     CGX will issue shares of its common stock with an aggregate market value of $16 million, or approximately $1,367 for each share of AGS common stock. The number of shares to be issued will be determined by the average of the closing prices of CGX common stock during a specified three-day period before the merger. Assuming the average of the closing prices is $56.875 (the single day closing price on December 4, 1998), CGX would issue 281,319 shares of its common stock in total, or 24 shares for each AGS share. The number actually issued may be higher or lower, depending upon actual closing prices.

     ESOP participants will not receive cash and shares CGX common stock directly. Instead, each participant's ESOP account will be credited with cash and CGX shares based on the number of AGS shares in the account as of October 31, 1998. After the merger, ESOP participants will be able to direct the investment of their account balances. That is, if you are an ESOP participant, you will be able to buy and sell securities and invest cash balances in your ESOP account on the same basis as CGX employees participating in the CGX 401(k) plan.

     The AGS Board of Directors believes that the merger is advisable and in the best interests of AGS and its stockholders and has unanimously approved the merger and recommended stockholder approval. The directors, executive officers and employees of AGS who directly own approximately 10.2% of the AGS shares have agreed to vote in favor of the merger.

     The enclosed Notice of Special Meeting and prospectus/proxy statement describe the merger in detail. You should read them carefully before deciding how to vote. Due to the nature of the voting process, only direct stockholders (and not ESOP participants) may attend the meeting and vote in person. However, if you are an ESOP participant you may instruct the ESOP trustees how to vote the AGS shares allocated to your account. To do so, complete and return the enclosed blue voting instruction by the day before the meeting. The ESOP trustees can only vote your ESOP shares as you direct if you provide them with a voting instruction before the meeting.

     If you hold AGS shares directly (that is, not through the ESOP), you may vote either by completing and returning the enclosed green proxy card or by voting in person at the meeting.

     THE PROPOSED MERGER IS VERY IMPORTANT. YOUR VOTE MATTERS.

                                          Sincerely,

                                          /s/  JOHN F. GREEN
                                          John F. Green
                                          Chairman